Exhibit 99.2

News

Bausch & Lomb Initiates Limited Voluntary Recall of Twelve Lots of ReNu
MultiPlus® Solution Due to Potential for Shortened Shelf Life

•                  No Reports of Serious Adverse Events Associated with this Occurrence

•                  Company Believes Virtually All Product is Already Out of Market

FOR RELEASE TUESDAY, MARCH 6, 2007

ROCHESTER, N.Y. — Bausch & Lomb (NYSE:BOL) has initiated a limited voluntary recall from distribution centers and retail shelves in the United States and specific other countries of 12 lots of ReNu MultiPlus lens care solution made at its plant in Greenville, SC because they contain an elevated level of trace iron.  This may result in discoloration of the solution in some bottles, and the shelf life of the product may be shortened to less than its two-year expiration date, due to a potential loss of effectiveness over time.  The Company has received no reports of serious adverse events associated with these lots and believes virtually all of the affected product, manufactured about a year ago, has already been used by consumers.  Bausch & Lomb has notified the U.S. Food and Drug Administration of this voluntary action.

About a million bottles of solution from nine of the 12 lots were originally distributed in the United States.  Product from the 12 affected lots was also distributed in Canada, Latin America, Korea and Taiwan, where it is also being recalled.

The company initiated an investigation after receiving three customer reports of discolored solution.  The root cause of the discoloration was determined to be an elevated level of trace iron in a single batch of raw material sourced from an outside supplier.  Iron is an element present at trace levels — measured in parts per billion — in many compounds used in manufacturing food, drug, medical device and cosmetic products for human use.  The elevated level of trace iron could combine with other compounds in the solution to cause discoloration which signals that the solution may be losing effectiveness over time.

“The health and safety of consumers is our top priority,” said Angela J. Panzarella, vice president and head of Bausch & Lomb’s global vision care business.  “With detailed and specific information about the distribution of the affected product, and good information about consumer use patterns, we are highly confident that virtually all of the affected product was used before it began to lose effectiveness.  We’re now in the process of confirming with distributors and retailers that there is no product still available for sale anywhere.”

“We are confident we have identified the source of the problem and we are taking appropriate measures designed to avoid a recurrence,” Panzarella said.

Bausch & Lomb does not expect the costs associated with this limited recall will have a significant impact on its financial results.

If consumers notice that their lens care solution appears to be discolored, they should discard it, as it may be losing effectiveness.  The recalled lots all carry the expiration date “2008-03” on the bottle.  Consumers who have bottles from the lot numbers listed below should check the Company’s web site at www.bausch.com/productrecall or call the consumer affairs line (1-866-259-8255) to arrange for a replacement.

LOT NUMBERS SUBJECT TO RECALL:  GC6030 — GC6037 — GC6038 — GC6045 — GC6048 — GC6052 — GC6061 — GC6063 — GC6072 — GC6073 — GC6080 — GC6085

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News Media Contact:

Barbara M. Kelley

585.338.5386

bkelley@bausch.com

Investor Relations Contact:

Daniel L. Ritz

585.338.5802

dritz@bausch.com

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide.  Its products are available in more than 100 countries.  More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

TM and ® denote trademarks of Bausch & Lomb Incorporated.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on Form 8-K and on Form 12b-25, each dated November 9, 2006, Form 10-K, dated February 7, 2007 and Form 12b-25 dated March 1, 2007.